                              EXECUTIVE SUMMARY

DATE OF VALUATION:              SEPTEMBER 26, 1995

MAP/SHEET/BLOCK:                200-48-40

LOCATION:                       3051 Kirklevington Drive
                                Lexington, Fayette, County, Kentucky

DESCRIPTION:                    The subject is located at the northwest corner of Kirklevington Drive and Tates Creek Road immediately south of the intersection of the New
                                Circle Road and Tates Creek Road, Fayette County, Kentucky. The property consists of a 205-unit garden apartment complex situated on a 12 acre site. The improvements were constructed in 1971 and consist of 39 two-and three-story buildings and one clubhouse/leasing office.

CURRENT OCCUPANCY:              93%

NET RENTABLE AREA:              195,460 [plus & minus] square feet

NUMBER OF UNITS:                205

ZONING:                         R-3 , Fayette County, Kentucky

PROPERTY RIGHTS APPRAISED:      Fee Simple Interest

HIGHEST AND BEST USE:           Continued use as a residential apartment building.

VALUE VIA INCOME
CAPITALIZATION APPROACH:        $6,100,000

VALUE VIA SALES
COMPARISON APPROACH:            $6,000,000

VALUE VIA COST APPROACH:        $6,200,000

FINAL CONCLUSION
OF MARKET VALUE:                $6,100,000
